 Where Food Comes From, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
February 16, 2016	OTCQB: WFCF

Where Food Comes From, Inc. Reports Revenue and Earnings Growth for 2015 Fourth Quarter and Full Year

Full year revenue up 19% to $10.4 million from $8.8 million last year

Full year net income up 133% to $533,900 from $229,100 last year

Fourth quarter revenue up 6% year over year to $2.8 million from $2.6 million

Fourth quarter net income up 139% year over year to $153,400 from $64,200

Net cash generated from operations in 2015 up 89% to $1,113,800 from $590,000

CASTLE ROCK, Colo. – Where Food Comes From, Inc. (d.b.a. IMI Global, Inc.) (OTCQB: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced results for its fourth quarter and full year ended December 31, 2015.

“We continue to deliver strong financial results, highlighted by record full-year revenue of $10.4 million and net income of $533,900, up 133% year over year,” said John Saunders, chairman and CEO. “We achieved these results despite the impact of animal disease outbreaks that significantly reduced the number of pork and poultry audits we conducted during the year. We also made substantial investments in the business in the area of personnel and IT systems, so we are particularly gratified with our increased level of profitability. We closed the year with a very solid balance sheet that included $3.8 million in cash, $4.3 million in working capital, $6.7 million in stockholders’ equity and virtually no long-term debt. For the full year we generated $1.1 million in cash from operations, up 89% year over year.

“During 2015 we continued to add customers for our expanding list of verification standards,” Saunders added. “We are experiencing particularly high demand for non-GMO, organic, and sustainability audits, and are benefitting from our unique ability to offer bundled pricing that enables our customers to reduce both the time and cost of their audits. Demand for verification services is being driven by consumer pressure for more transparency in food production practices, which in turn is influencing retailers to carry more products reflecting certifications for humane handling, gluten free, non-GMO, organic and a host of other standards. In addition, we anticipate increased demand resulting from national and international regulatory initiatives emphasizing transparency. Nationally, the USDA’s Animal Disease Traceability program, which is phasing in source verification on all US beef over the next few years, is resulting in new producer customers for our core source verification audit services. And internationally, it appears increasingly likely that China will reopen its markets to US beef as long as age and source verification is part of the equation.

“Looking ahead, Where Food Comes From is well positioned to take advantage of these trends,” Saunders said. “We continue to evaluate potential M&A transactions that can strengthen our organization and contribute new, accretive revenue streams. Our primary challenge will be to maintain a scalable business model that can respond quickly to new business opportunities as they arise and effectively manage the growth we expect to achieve.”

Fourth Quarter Results

Fourth quarter revenue increased 6% to $2,782,100 from revenue of $2,614,300 in the same quarter last year. Verification services revenue increased 8% to $2,497,700 from $2,307,500. Product revenue (cattle identification tags) decreased 14% to $258,100 from $299,700. Other revenue increased to $26,300 from $7,200 year over year. Increased verification revenue resulted from a combination of organic growth – driven by growing consumer demand for third-party verification of food claims and initial compliance with the USDA’s Animal Disease Traceability program – and the effects of the Company’s M&A strategy.

Gross profit in the fourth quarter increased 7% to $1,218,600 from $1,141,500 year over year. Selling, general and administrative expense as a percent of revenue improved to 34% in the fourth quarter from 39% in the same quarter last year.

Operating income in the fourth quarter increased 119% to $279,400 from $127,700 in the same quarter last year. Net income attributable to Where Food Comes From, Inc. increased 139% to $153,400, or $0.01 per share, compared to $64,200, or less than one cent per share, in the same quarter a year ago.

Full Year Results

Revenue for the full year increased 19% to $10,395,500 from $8,764,900 in the same period last year. Verification revenue increased 20% to $9,074,500 from $7,564,600 year over year. Hardware revenue increased 11% to $1,209,600 from $1,085,700 a year ago. Other revenue decreased 3% to $111,300 from $114,700. The reduction in labeling revenue resulted from a change in the beef supplier for the Company’s largest labeling customer – Heinen’s fine foods. Heinen’s is working to replace that supplier with another supplier whose products can be source verified by Where Food Comes From. In the meantime, the Company continues to generate labeling revenue from other products in the Heinen’s meat department.

Gross profit for the year increased 29% to $4,854,800 from $3,763,300 a year ago. Selling, general and administrative expense remained at 39% of revenue year over year.

Operating income increased 131% to $795,200 from $344,700 year over year. Net income attributable to Where Food Comes From, Inc. was up 133% $533,900, or $0.02 per share, versus $229,100, or $0.01 per share, in the prior year.

Net cash generated from operations increased 89% to $1,113,800 in 2015 from $590,000 in the prior year.

Balance Sheet

The Company’s cash balance at December 31, 2015, increased to $3,781,400 from $2,583,100 at 2014 year-end. Working capital increased to $4,251,600 from $3,212,900 over the same period.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

Dial in:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference ID: 13629613

Phone replay:

A telephone replay of the conference call will be available through March 1, 2016, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13629613

About Where Food Comes From, Inc.

Where Food Comes From, Inc. (d.b.a. IMI Global), is the country’s leading provider of third-party identification, verification and traceability solutions for the food industry. The company supports more than 6,000 farmers, ranchers, processors, retailers and restaurants with a wide variety of value-added services through their IMI Global (IMI), International Certification Services, Inc. (ICS), Sterling Solutions and Validus Verification Services divisions. In addition, the company’s Where Food Comes From Source Verified® retail and restaurant labeling program utilizes the verification of product attributes to connect consumers to the sources of the food they purchase through product labeling and web-based information sharing and education. Visit www.wherefoodcomesfrom.com for additional information.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership; authenticity of products verified by the Company; and demand for, and impact and efficacy of, the Company’s products and services on the marketplace, are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for the fourth quarter and full year period are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders
Chief Executive Officer
303-895-3002

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044

Where Food Comes From, Inc.

Statements of Income (Loss)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues
Service revenue	$2,497,735	$2,307,457	$9,074,516	$7,564,585
Product sales	258,063	299,662	1,209,619	1,085,671
Other revenue	26,335	7,189	111,334	114,676
Total revenue	2,782,133	2,614,308	10,395,469	8,764,932
Costs of revenue
Labor and other costs of services	1,407,339	1,282,104	4,810,737	4,283,218
Costs of products	156,220	190,708	729,979	718,410
Total costs of revenue	1,563,559	1,472,812	5,540,716	5,001,628
Gross profit	1,218,574	1,141,496	4,854,753	3,763,304
Selling, general and administrative expenses	939,141	1,013,802	4,059,520	3,418,578
Income from operations	279,433	127,694	795,233	344,726
Other expense (income):
Interest expense	332	493	1,585	9,818
Other income, net	5,951	(1,222)	(770)	(3,204)
Income before income taxes	273,150	128,423	794,418	338,112
Income tax expense	84,865	43,745	298,150	140,876
Net income	188,285	84,678	496,268	197,236
Net income (loss) attributable to
non-controlling interest	(34,935)	(20,481)	37,649	31,859
Net income attributable to Where Food
Comes From, Inc.	$153,350	$64,197	$533,917	$229,095
Net income per share:
Basic	$0.01	$—	$0.02	$0.01
Diluted	$0.01	$—	$0.02	$0.01
Weighted average number of common shares outstanding:
Basic	21,243,745	21,243,745	23,797,236	23,170,074
Diluted	21,868,596	21,868,596	23,974,374	23,400,068

* Less than a penny ($0.01) per share

Where Food Comes From, Inc.

Balance Sheets

	December 31, 2015	December 31, 2014
ASSETS
Current Assets:
Cash	$3,781,397	$2,583,058
Restricted cash	—	250,000
Accounts receivable, net	1,110,052	979,532
Prepaid expenses and other current assets	154,912	126,938
Total current assets	5,046,361	3,939,528
Property and equipment, net	157,950	231,886
Intangible and other assets, net	1,760,199	1,952,678
Goodwill	1,279,762	1,279,762
Deferred tax assets	231,452	529,602
Total assets	$8,475,724	$7,933,456

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$417,836	$401,131
Accrued expenses and other current liabilities	92,574	65,849
Customer deposits	77,784	69,090
Deferred revenue	194,087	178,724
Current portion of notes payable	7,846	7,425
Current portion of capital lease obligations	4,634	4,397
Total current liabilities	794,761	726,616
Capital lease obligations, net of current portion	1,776	6,410
Notes payable, net	8,365	16,245
Total liabilities	804,902	749,271
Contingently redeemable non-controlling interest	936,370	974,019
Stockholders’ equity:
Common stock	23,822	24,266
Additional paid-in capital	7,446,634	7,428,754
Treasury stock	(177,916)	(150,849)
Accumulated deficit	(558,088)	(1,092,005)
Total Equity	6,734,452	6,210,166
Total liabilities and stockholders’ equity	$8,475,724	$7,933,456